Exhibit 5.3

[K&L GATES LETTERHEAD]

December 7, 2010

North American Rubber, Incorporated

c/o Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Ladies and Gentlemen:

We have acted as special counsel to North American Rubber, Incorporated, a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Cooper-Standard Automotive Inc., an Ohio corporation (the “Issuer”), Cooper-Standard Holdings Inc., a Delaware corporation (“Holdings”) and certain subsidiaries of the Issuer named on Annex I attached hereto (the “Subsidiary Guarantors” and, collectively with Holdings, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Issuer of $450,000,000 aggregate principal amount of 8-1/2% Senior Notes due 2018 (the “Senior Exchange Notes”) and the issuance by the Guarantors of $450,000,000 aggregate principal amount of guarantees (the “Senior Guarantees”) relating to the Senior Exchange Notes. The Senior Exchange Notes will be issued under an indenture (the “Senior Indenture”) , dated as of May 11, 2010 between CSA Escrow Corporation and U.S. Bank National Association, as trustee, and as supplemented by a supplemental indenture (“Supplemental Indenture”), dated May 27, 2010 among the Issuer, Holdings and the Subsidiary Guarantors and U.S. Bank National Association, as trustee, (the Senior Indenture together with the Supplemental Indenture, the “Indenture”) The Senior Exchange Notes will be offered by the Issuer in exchange for $450,000,000 aggregate principal amount of its outstanding 8-1/2% Senior Notes due 2018. We are rendering this opinion at your request in connection with your registration of the offer and sale of the Senior Exchange Notes pursuant to the Registration Statement.

In connection with rendering this opinion, we have examined and relied upon, without investigation or independent verification, the Registration Statement and the Indenture, which will be filed with the Commission as exhibits to the Registration Statement, and the originals, or duplicates or certified or conformed copies of such corporate records, agreements, documents and other instruments as we have deemed relevant and necessary to enable us to express the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent investigation or verification, upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Company.

Letter to North American Rubber, Incorporated

December 7, 2010

In rendering the opinions set forth below, we have assumed, without independent investigation or verification, the genuineness of all signatures contained in the documents and certificates we have examined, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete original documents of all documents submitted to us as duplicates or certified or conformed copies. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Company is validly existing as a corporation in good standing under the laws of the State of Texas.

2. The Company has the corporate power and authority to execute and deliver the Senior Guarantees and perform its obligations thereunder; and

3. The Senior Guarantees, including the execution and delivery thereof, have been duly authorized by the Company, and the Indenture has been authorized, executed and delivered by the Company.

The opinions expressed herein are limited to the effect of the laws of the State of Texas. We do not express any opinion herein concerning any law other than the laws of the State of Texas.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter may be relied upon by Fried, Frank, Harris, Shriver & Jacobson LLP, as if it were addressed to it, in rendering its opinions in connection with the registration of the offer and sale of the Senior Exchange Notes and the sale and issuance of the Senior Exchange Notes as described in the Registration Statement.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

ANNEX I

SUBSIDIARY GUARANTORS

Legal Name	Jurisdiction of Incorporation
Cooper-Standard Automotive FHS Inc.	Delaware
Cooper-Standard Automotive Fluid Systems Mexico	Delaware
Holding LLC
Cooper-Standard Automotive NC L.L.C.	North Carolina
Cooper-Standard Automotive OH, LLC	Ohio
CSA Services Inc.	Ohio
NISCO Holding Company	Delaware
North American Rubber, Incorporated	Texas
StanTech, Inc.	Delaware
Sterling Investments Company	Delaware
Westborn Service Center, Inc.	Michigan